                                                                      EXHIBIT 99

    CONTACT:  Henry A. Sandbach
               973-682-7098

                   NABISCO CEO TO RETIRE. SUCCESSOR IS NAMED.

    PARSIPPANY, N.J., November 20, 1997--Nabisco Holdings Corp. today announced that H. John Greeniaus, chairman and chief executive officer of Nabisco Holdings Corp., will retire from Nabisco effective Jan. 1, 1998. The company said Mr. Greeniaus, 52, was leaving for health-related reasons.

    Nabisco also announced that its board of directors elected James Kilts, 49, president, chief executive officer and a director of the company, effective with Mr. Greeniaus' retirement. Mr. Kilts was executive vice president of Philip Morris Companies, with responsibility for Kraft Foods Worldwide from December 1994 to March 1997. He had been an executive with the company since 1970.

    The company said that the board also elected Steven F. Goldstone, chairman and chief executive officer of RJR Nabisco, also to be chairman of the Nabisco board of directors. Mr. Greeniaus will remain a member of the Nabisco Board.

    "We're all very sad to have John leave Nabisco," Mr. Goldstone said. "He has made an enormous contribution to Nabisco's growth and success and all of us--shareholders, customers and fellow employees--owe John our gratitude. However, we support his decision to focus on his health and we all wish him well.

    "We are very excited about Jim Kilts joining the company," Mr. Goldstone said. "He brings a stellar track record to our company as a top executive in the packaged food industry. At Kraft, he managed the world's second-largest food company and brought about an impressive series of operational and financial results that added significant value to that company. We have every confidence that Jim is the right person to lead Nabisco to new heights and assure the company realizes its full potential as a world leader in cookies, crackers and other snacks and packaged food products."

    Mr. Kilts held a number of senior positions at Kraft and General Foods during his 25-year career. As executive vice president, worldwide food for Philip Morris Companies, he was responsible for a business with annual revenues of $27 billion, operating income of more than $3.7 billion, and 70,000 employees. He also was responsible for the integration of the Kraft and General Foods organizations in North America and oversaw a comprehensive restructuring of the company's international strategy and plan. Mr. Kilts was president of Kraft USA from 1989 to 1994.

    "Nabisco truly is one of the jewels of the food industry, with a stable of leading brands with commanding market shares and strong consumer loyalty," Mr. Kilts said. "The company has powerful businesses and I look forward to helping to assure they realize their full potential."

    Mr. Kilts graduated from Knox College in 1970 and received his MBA in marketing from the University of Chicago in 1974. He currently is executive in residence at the University of Chicago Graduate School of Business, where he also is a member of the Advisory Council. He also is a trustee of Knox College.

    Nabisco is a major international manufacturer of snacks and other food products, including such well known brands in the U.S. as Oreo, SnackWell's, and Chips Ahoy! cookies; Ritz crackers, A.1. steak sauces, Grey Poupon mustards, Life Savers confections, Planters nuts and snacks, and Fleischmann's and Parkay margarines. International products include Christie and Peek Freans cookies and crackers, Terrabusi, Primo pasta, Royal dessert mixes, Fleischmann's yeast, and several Nabisco global brands--Oreo, Ritz and Chips Ahoy! Nabisco markets products in the United States, Canada and 85 other countries.